UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

Targa Resources Corp.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

87612G101

(CUSIP Number)

February 19, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87612G101		13G	Page 2 of 16 Pages

1	Name of Reporting Person Warburg Pincus Private Equity VIII, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 1,720,779 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 1,720,779 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 1,720,779 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 4.1%

12	Type of Reporting Person* PN

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 3 of 16 Pages

1	Name of Reporting Person Warburg Pincus Private Equity IX, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 922,606 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 922,606 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 922,606 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 2.2%

12	Type of Reporting Person* PN

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 4 of 16 Pages

1	Name of Reporting Person Warburg Pincus IX LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 922,606 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 922,606 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 922,606 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 2.2%

12	Type of Reporting Person* OO

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 5 of 16 Pages

1	Name of Reporting Person Warburg Pincus Partners LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 2,643,385 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 2,643,385 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 2,643,385 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 6.2%

12	Type of Reporting Person* OO

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 6 of 16 Pages

1	Name of Reporting Person Warburg Pincus & Co.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 2,643,385 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 2,643,385 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 2,643,385 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 6.2%

12	Type of Reporting Person* PN

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 7 of 16 Pages

1	Name of Reporting Person Warburg Pincus LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 2,643,385 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 2,643,385 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 2,643,385 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 6.2%

12	Type of Reporting Person* OO

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 8 of 16 Pages

1	Name of Reporting Person Charles R. Kaye

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 2,643,385 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 2,643,385 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 2,643,385 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 6.2%

12	Type of Reporting Person* IN

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

CUSIP No. 87612G101		13G	Page 9 of 16 Pages

1	Name of Reporting Person Joseph P. Landy

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares of Common Stock

	6	Shared Voting Power(1) 2,643,385 shares of Common Stock

	7	Sole Dispositive Power 0 shares of Common Stock

	8	Shared Dispositive Power (1) 2,643,385 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person(1) 2,643,385 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐ N/A

11	Percent of Class Represented by Amount in Row 9(2) 6.2%

12	Type of Reporting Person* IN

(1) The reporting person expressly disclaims beneficial ownership with respect to any shares of common stock other than common stock owned of record by such reporting person.

(2) Based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

Item 1(a):	Name of Issuer: Targa Resources Corp.
Item 1(b):	Address of Issuer’s Principal Executive Offices: 1000 Louisiana St., Suite 4300, Houston, Texas 77002

Item 2(a):

Name of Person Filing:
This Amendment No. 6 to Schedule 13G is being filed on behalf of (a) Warburg Pincus Private Equity VIII, L.P, a Delaware limited partnership (“WP VIII”, and together with its two affiliated partnerships Warburg Pincus Netherlands Private Equity VIII C.V. I, a company formed under the laws of the Netherlands, and WP-WPVIII Investors, L.P., a Delaware limited partnership, the “WP VIII Funds”); (b) Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”); (c) Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), the general partner of WP IX; (d) Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), the general partner of WP VIII and the sole member of WP IX LLC; (e) Warburg Pincus & Co., a New York general partnership (“WP”), the managing member of WP Partners; (f) Warburg Pincus LLC, a New York limited liability company (“WP LLC”), which manages the WP VIII Funds and WP IX; and (g) Messrs. Charles R. Kaye and Joseph P. Landy, each a United States citizen and each a Managing General Partner of WP and Co-President and Managing Member of WP LLC, and who may be deemed to control the WP VIII Funds, WP IX, WP IX LLC, WP Partners, WP, and WP LLC.  Each of the WP VIII Funds, WP IX, WP IX LLC, WP Partners, WP, WP LLC, Mr. Kaye and Mr. Landy  are sometimes collectively referred to herein as the “Warburg Pincus Reporting Persons.”  Each of the Warburg Pincus Reporting Persons expressly disclaims beneficial ownership with respect to any shares of Common Stock in which they do not have a pecuniary interest.

Item 2(b):

Address of Principal Business Office or, if none, Residence:
The principal business address of each Warburg Pincus Reporting Person is c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, New York, 10017.

Item 2(c):	Citizenship: See Item 2(a).
Item 2(d):	Title of Class of Securities: Common Stock, par value $0.001 per share (“Common Stock”)
Item 2(e):	CUSIP Number: 87612G101

Item 3:	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
☒ Not Applicable
(a) ☐	Broker or dealer registered under section 15 of the Act,
(b) ☐	Bank as defined in section 3(a)(6) of the Act,
(c) ☐	Insurance company as defined in section 3(a)(19) of the Act,
(d) ☐	Investment company registered under section 8 of the Investment Company Act of 1940,
(e) ☐	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) ☐	Employee benefit plan or endowment fund in accordance with 13d-1 (b)(1)(ii)(F),

(g)	☐	Parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
(h)	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,
(j)	☐	Non-U.S. institution in accordance with Rule 13d–1(b)(ii)(J)
(k)	☐	Group, in accordance with Rule 13d–1(b)(1)(ii)(K).

Item 4:	Ownership:

The percentages used in this Amendment are calculated based upon a total of 42,331,085 shares of Common Stock issued and outstanding as of February 15, 2013, as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 19, 2013.

A.	WP VIII
(a)	Amount beneficially owned: 1,720,779 shares of Common Stock
(b)	Percent of class: 4.1%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
	(ii)	Shared power to vote or direct the vote: 1,720,779 shares of Common Stock
	(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
	(iv)	Shared power to dispose or direct the disposition: 1,720,779 shares of Common Stock

B.	WP IX
(a)	Amount beneficially owned: 922,606 shares of Common Stock
(b)	Percent of class: 2.2%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
	(ii)	Shared power to vote or direct the vote: 922,606 shares of Common Stock
	(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
	(iv)	Shared power to dispose or direct the disposition: 922,606 shares of Common Stock

C.	WP IX LLC
(a)	Amount beneficially owned: 922,606 shares of Common Stock
(b)	Percent of class: 2.2%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
	(ii)	Shared power to vote or direct the vote: 922,606 shares of Common Stock
	(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
	(iv)	Shared power to dispose or direct the disposition: 922,606 shares of Common Stock

D.	WP Partners
(a)	Amount beneficially owned: 2,643,385 shares of Common Stock
(b)	Percent of class: 6.2%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
	(ii)	Shared power to vote or direct the vote: 2,643,385 shares of Common Stock
	(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock

		(iv)	Shared power to dispose or direct the disposition: 2,643,385 shares of Common Stock

E.	WP
	(a)	Amount beneficially owned: 2,643,385 shares of Common Stock
	(b)	Percent of class: 6.2%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
		(ii)	Shared power to vote or direct the vote: 2,643,385 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
		(iv)	Shared power to dispose or direct the disposition: 2,643,385 shares of Common Stock

F.	WP LLC
	(a)	Amount beneficially owned: 2,643,385 shares of Common Stock
	(b)	Percent of class: 6.2%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
		(ii)	Shared power to vote or direct the vote: 2,643,385 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
		(iv)	Shared power to dispose or direct the disposition: 2,643,385 shares of Common Stock

G.	Mr. Kaye
	(a)	Amount beneficially owned: 2,643,385 shares of Common Stock
	(b)	Percent of class: 6.2%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
		(ii)	Shared power to vote or direct the vote: 2,643,385 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
		(iv)	Shared power to dispose or direct the disposition: 2,643,385 shares of Common Stock

H.	Mr. Landy
	(a)	Amount beneficially owned: 2,643,385 shares of Common Stock
	(b)	Percent of class: 6.2%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0 shares of Common Stock
		(ii)	Shared power to vote or direct the vote: 2,643,385 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition: 0 shares of Common Stock
		(iv)	Shared power to dispose or direct the disposition: 2,643,385 shares of Common Stock

Item 5:	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not applicable.

Item 8:	Identification and Classification of Members of the Group:

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  The joint filing agreement among the Warburg Pincus Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(K) of the Exchange Act is attached to the Schedule 13G previously filed with the U.S. Securities and Exchange Commission by the Warburg Pincus Reporting Persons with respect to the Issuer on January 25, 2011.  Each Warburg Pincus Reporting Person expressly disclaims beneficial ownership with respect to any shares of Common Stock in which they do not have a pecuniary interest.

Item 9:	Notice of Dissolution of Group:
Not applicable.

Item 10:	Certification:
Not applicable.

[Remainder of page intentionally left blank]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 20, 2013

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

	By:	Warburg Pincus Partners LLC,
its General Partner

	By:	Warburg Pincus & Co.,
its Managing Member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Attorney-in-Fact*

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

	By:	Warburg Pincus IX LLC,
Its General Partner

	By:	Warburg Pincus Partners LLC,
its Sole Member

	By:	Warburg Pincus & Co.,
its Managing Member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Attorney-in-Fact*

* The Power of Attorney given by each of Warburg Pincus & Co., Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on January 15, 2013 as an exhibit to a statement on Schedule 13D/A filed by Warburg Pincus Private Equity X, L.P. with respect to Talon Therapeutics, Inc. and is hereby incorporated by reference.

WARBURG PINCUS IX LLC

	By:	Warburg Pincus Partners LLC,
its Sole Member

	By:	Warburg Pincus & Co.,
its Managing Member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Attorney-in-Fact*

WARBURG PINCUS PARTNERS LLC

	By:	Warburg Pincus & Co.,
its Managing Member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Attorney-in-Fact*

WARBURG PINCUS & CO.

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Attorney-in-Fact*

WARBURG PINCUS LLC

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Managing Director

CHARLES R. KAYE

By:	/s/ Steven G. Glenn
Name:	Charles R. Kaye
By:	Steven G. Glenn, Attorney-in-Fact*

* The Power of Attorney given by each of Warburg Pincus & Co., Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on January 15, 2013 as an exhibit to a statement on Schedule 13D/A filed by Warburg Pincus Private Equity X, L.P. with respect to Talon Therapeutics, Inc. and is hereby incorporated by reference.

JOSEPH P. LANDY

By:	/s/ Steven G. Glenn
Name:	Joseph P. Landy
By:	Steven G. Glenn, Attorney-in-Fact*

* The Power of Attorney given by each of Warburg Pincus & Co., Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities & Exchange Commission on January 15, 2013 as an exhibit to a statement on Schedule 13D/A filed by Warburg Pincus Private Equity X, L.P. with respect to Talon Therapeutics, Inc. and is hereby incorporated by reference.